Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal 2012 Results

 Positive Year-over-Year Revenue Growth for Eighth Consecutive Quarter

 Board Increases Quarterly Dividend 15% to 15 Cents Per Share

NEWARK, NJ — March 12, 2012:  In its first fiscal quarter since spinning off Genie Energy, IDT Corporation (NYSE: IDT) reported diluted EPS of $0.12 and (non-GAAP) diluted EPS of $0.29 for its second quarter of fiscal 2012, the three months ended January 31, 2012.

IDT’s revenue grew 7.2% to $365.4 million in 2Q12 from $340.9 million in the year ago period, representing the Company’s eighth consecutive quarter of positive year-over-year revenue growth.

In light of the consistent growth of key products within its core telecom business, promising non-core businesses and liquid balance sheet, IDT’s Board increased the quarterly dividend from $0.13 to $0.15 per share.

Howard Jonas, IDT’s Chairman and CEO, said, “I was very pleased that we again increased revenue on a year-over-year basis and reported positive net income.  In light of recent results and the positive outlook for our businesses and assets, our Board has increased the dividend to 15 cents a share.”

FINANCIAL HIGHLIGHTS

•	Revenue totaled $365.4 million in 2Q12, up from $340.9 million in 2Q11

•	IDT Telecom’s minutes of use in 2Q12 grew 13.3% year-over-year to 7.4 billion

•	Revenue generated through the Boss Revolution platform surpassed $60.0 million for 2Q12 compared to less than $15.0 million in the year ago quarter

•	Adjusted EBITDA of $6.4 million was up from $4.6 million in the prior period and down from $7.5 million in the year ago quarter

•	Diluted EPS of $0.12 compared to $0.18 in 2Q11

•	Non-GAAP diluted EPS of $0.29 compared to $0.33 in 2Q11

•	IDT carried a net cash position of $119.2 million, consisting of $149.4 million of cash and cash equivalents and $30.2 million in notes payable at the quarter’s close

•	Net cash provided by operating activities was $19.9 million in 2Q12

OPERATIONAL HIGHLIGHTS

•	Boss Revolution international roll-out begun with a limited initial deployment in the U.K.

•	Signed exclusive pre-paid calling card distribution deals with Rite-Aid and Costco. Follows similar agreements with CVS and Walgreens.

•	Continued success with Zedge as one of the top 10 most downloaded Android apps.

•	After quarter close, IDT Spectrum closed on a portion of its agreement to sell eight spectrum licenses covering metropolitan areas from its nationwide portfolio for $6.8 million.

NOTES:

•
Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, severance and other charges, and other operating gains (losses).  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See explanation and reconciliations provided below.

•
IDT’s operating results for the three months ended January 31, 2012 and all prior periods presented have been adjusted to reflect the spin-off of Genie Energy in October 2011.  Genie Energy is accounted for as a discontinued operation for all periods presented.

•
Non-GAAP net income for all periods presented is a non-GAAP measure representing net income (loss) exclusive of depreciation and amortization, severance and other charges, other operating gains (losses), stock-based compensation,  income ( loss) from discontinued operations, and the income tax effect of these adjustments to net income (loss).

•	Non-GAAP EPS for all periods presented is a non-GAAP measure representing Non-GAAP net income divided by basic or diluted weighted-average shares.

OPERATING RESULTS BY SEGMENT

TPS

Telecom Platform Services (TPS) accounts for 97.9% of IDT’s revenue. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use in 2Q12 increased to 7.4 billion, a 13.3% increase compared to the year ago quarter and increased 1.6% sequentially. Growth in minutes of use was led by Wholesale Termination Services and, to a lesser extent, by Retail Communications.  Within Retail Communications, the increase in the minutes of use generated by Boss Revolution - our pay-as-you-go, card-less international calling service and payment platform -  was somewhat offset by a decline in minutes from traditional IDT-branded disposable calling cards.

TPS’ revenue in 2Q12 was $357.6 million - a 7.8% increase year over year and a 3.1% decline sequentially:

•
Retail Communications revenue of $133.2 million (37.2% of TPS’ revenue in 2Q12) grew 12.9% year over year and 0.6% sequentially. Year over year growth was led by continued adoption of Boss Revolution within our U.S. retail distribution network, partially offset by the ongoing decline in sales of traditional IDT-branded disposable calling cards. During the quarter, IDT Telecom launched Boss Revolution in the United Kingdom, and plans to introduce Boss Revolution in Hong Kong, Spain and other European markets this calendar year.

•
Wholesale Termination Services revenue of $173.7 million (48.6% of TPS’ revenue in 2Q12) grew 7.7% year over year and declined 7.1% sequentially. The year over year growth represents our continued commitment and investments in being a recognized leader in the wholesale carrier marketplace. The sequential decline is attributable primarily to the contraction in certain one-time revenue opportunities, primarily in North Africa, and to an industry wide downward shift in per minute pricing to certain Latin American destinations.

•
Payment Services revenue of $36.4 million (10.2% of TPS’ revenue in 2Q12) grew 13.8% year over year and 5.0% sequentially.  The increase reflects continued growth of International Mobile Top-Up (IMTU), which now are also sold through the Boss Revolution platform.

•
Hosted Platform Solutions revenue of $14.3 million (4.0% of TPS’ revenue in 2Q12) declined 29.7% year over year and 5.0% sequentially, reflecting the loss of revenue from IDT’s largest cable telephony customer in 4Q11.  The cable telephony product offering is in harvest mode and, as such, management anticipates near term continued declines in revenue and gross profit in Hosted Platform Solutions.

TPS’ gross margin totaled 15.1% of revenue in 2Q12.  Gross margin percentage rose 80 basis points sequentially but declined 70 basis points year over year.  Gross profit totaled $54.0 million, increasing roughly 3% both sequentially and year over year.  Gross profits generated by the increase in Boss Revolution’s sales more than compensated for continued declines in relatively higher margin prepaid calling card sales and continued weakening of European currencies versus the U.S. dollar.

TPS’ SG&A expense in 2Q12 was $45.6 million, an 8.9% increase year over year and a 1.5% increase compared to 1Q12.  The increases primarily reflect the impact of higher employee compensation, including sales commissions, as a result of the Company’s effort to grow its distribution network in the U.S. with an internal direct sales force, as well as increased marketing and advertising costs. As a percentage of revenue, SG&A expense was 12.8% in 2Q12, up slightly from 12.6% in the year ago quarter.

TPS’ depreciation and amortization expense was $3.6 million in 2Q12, a 23.7% decrease from the year ago period and a 5.1% decrease sequentially, reflecting the deployment of new technologies that have reduced the rate of CAPEX required to upgrade and maintain our network.

TPS reported $1.8 million in other operating gains in 2Q12, consisting of a settlement with a former cable telephony customer.  In 2Q11, TPS reported net other operating gains of $4.6 million, consisting primarily of a $14.4 million gain from the termination of a cable telephony agreement and a $9.8 million loss from an alleged patent infringement.  In the prior quarter (1Q12), TPS had other operating losses of $11.3 million which included an $11.0 million loss on the settlement of litigation related to our wholesale supply agreement with T-Mobile.

TPS’ income from operations was $6.5 million in 2Q12, compared to income from operations of $9.4 million in 2Q11 and a loss from operations of $7.3 million in 1Q12.

CPS

Consumer Phone Services (CPS) includes sales of both bundled (unlimited local and long distance) services as well as long distance-only services.  CPS has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS reported revenues of $5.0 million compared to $6.9 million in the year ago quarter, and $5.4 million in the prior quarter.  Income from operations was $1.0 million, compared to $2.0 million in the year ago quarter, and $1.2 million in the prior quarter. The declines in revenues and income from operations were in line with management expectations.

ALL OTHER

All Other includes Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery; Zedge, a distribution platform including an Android app that allows users to share and obtain content to personalize smart phones, feature phones and tablets; IDT Spectrum, which holds, leases and sells fixed wireless spectrum; and ICTI which holds intellectual property previously held by IDT’s Net2Phone subsidiary related to computer-to-computer communications.  All Other also includes IDT’s real estate holdings.

All Other revenue grew 23.5% year over year and 24.5% sequentially to $2.9 million in 2Q12, primarily reflecting growth in Fabrix and Zedge.

FABRIX:  During 2Q12, Fabrix’ clients continued their deployment of Fabrix’ solution suite as well as continued to purchase additional product.  In February 2012, after the close of 2Q12, Fabrix received $5.2 million in cash from sales to a current client, which will be recognized as revenue over 3 years. In addition, following its first overseas sale in 1Q12 to a European operator, Fabrix is seeing interest from prospective clients in Europe and other geographies outside of North America. Fabrix recorded $1.0 million in revenue in 2Q12.

ZEDGE: Zedge (www.zedge.net) continues experiencing strong growth with more than 15 million active installs of the Zedge app.  The Zedge app is amongst the most popular Android apps globally. Chomp, recently purchased by Apple, ranked the Zedge app as the 4th most popular app in the world in 2011.  Zedge consistently remains among the most downloaded apps in the Android market.  Zedge recorded $1.0 million in revenue during 2Q12.

IDT SPECTRUM:  In March 2012, IDT Spectrum closed on a portion of its agreement to sell eight spectrum licenses covering metropolitan areas from its nationwide portfolio for $6.8 million. Approvals on the remaining sales are pending.  IDT Spectrum has recently won renewals of a majority of its licenses from the FCC, extending them until 2020 and making longer term lease agreements practicable.

ICTI:  ICTI is executing on its campaign to enforce its intellectual property rights.  During 2Q12, ICTI filed complaints in a U.S. District Court against three communications companies (Stalker Software, Inc. (d/b/a CommuniGate Systems, Inc.), ooVoo, LLC, and Vivox, Inc.) claiming infringement of a number of its key patents for Voice-Over-IP technology.

BALANCE SHEET AND CASH FLOW STRONG POST-GENIE ENERGY SPIN

In connection with the spin-off of Genie Energy to IDT’s shareholders, IDT transferred $11.9 million in cash to Genie in 2Q12, representing the fulfillment of its commitment as set forth in Genie’s filed Registration Statement on Form 10. Including this final transfer, cash, cash equivalents and restricted cash transferred to Genie Energy in connection with the spin-off totaled $106.0 million.

As of January 31, 2012, IDT had $149.4 million of cash and cash equivalents, including $19.0 million of short-term and long-term restricted cash and cash equivalents, compared to $146.5 million as of October 31, 2011, including $17.4 million of short-term and long-term restricted cash and cash equivalents.  Notes payable, both long and short term, totaled $30.2 million, providing IDT with a net cash position of $119.2 million.

Net cash provided by operating activities in 2Q12 was $19.9 million, compared to $26.7 in 2Q11 and net cash (used in) operating activities of $(13.4) million in 1Q12.  In 2Q12, IDT received $1.8 million in cash related to a legal settlement related to its cable telephony business.  In 2Q11, IDT received $14.4 million in cash from the termination of a cable telephony agreement.  In 1Q12, IDT paid $10.0 million toward the settlement of litigation related to our wholesale supply agreement with T-Mobile and annual employee performance compensation totaling $5.7 million

DIVIDEND INCREASED 15% TO 15 CENTS PER QUARTER

IDT’s Board of Directors increased the quarterly dividend to $0.15 from $0.13.  The Board anticipates continuing to pay quarterly dividends commensurate with the Company’s financial results, available resources and strategic goals.

The dividend will be paid on April 3, 2012 to shareholders of record of IDT’s Class A and Class B common stock as of the close of business on March 26, 2012.  The ex-dividend date is March 22, 2012.

For tax purposes, the $0.15 per share payment will be treated as a return of capital and not as a dividend.  Payments classified as returns on capital generally reduce the basis in the shares on which the payment is made, unless the basis is lower than the amount of the payment.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
IDT will host a conference call at 6:00 PM ET today, March 12th to discuss financial and operational results, business outlook and strategy.  In a change from prior periods and in response to stockholder requests, management’s presentation will be followed by a live question and answer session with investors.

▪	To participate in the Q&A session, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

▪
A listen-only webcast will be available at http://services.choruscall.com/links/idt120312.html.  The webcast will remain available in the ‘Investor Relations’ section of the IDT Corporation website (www.idt.net/about/ir) for one year after the call.   An audio replay will also be available one hour after the call concludes through March 20, 2012 by dialing 1-877-344-7529 (conference code 10010286).

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) through its IDT Telecom division, provides telecommunications and financial services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  For more information, visit www.idt.net.

▪ In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 31, 2012	July 31, 2011
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$130,392	$220,426
Restricted cash and cash equivalents	8,497	4,128
Certificates of deposit	—	3,542
Trade accounts receivable, net of allowance for doubtful accounts of $15,337 at January 31, 2012 and $15,375 at July 31, 2011	93,958	100,146
Prepaid expenses	16,986	21,920
Investments—short-term	171	198
Other current assets	13,027	13,720
Assets of discontinued operations	—	63,140

Total current assets	263,031	427,220
Property, plant and equipment, net	86,475	90,471
Goodwill	14,785	15,012
Other intangibles, net	2,279	2,661
Investments—long-term	5,455	8,721
Restricted cash and cash equivalents—long-term	10,466	12,241
Other assets	10,368	11,840

Total assets	$392,859	$568,166

Liabilities and equity
Current liabilities:
Trade accounts payable	$41,310	$42,269
Accrued expenses	157,524	166,617
Deferred revenue	77,888	78,852
Income taxes payable	1,878	2,257
Capital lease obligations—current portion	—	1,701
Notes payable—current portion	513	611
Other current liabilities	2,690	3,287
Liabilities of discontinued operations	—	25,826

Total current liabilities	281,803	321,420
Notes payable—long-term portion	29,664	29,564
Income taxes payable—long-term	2,000	3,781
Other liabilities	10,409	9,611

Total liabilities	323,876	364,376
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2012 and July 31, 2011	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,690 and 23,586 shares issued and 21,190 and 21,109 shares outstanding at January 31, 2012 and July 31, 2011, respectively	237	236
Additional paid-in capital	393,253	520,732
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,500 and 2,477 shares of Class B common stock at January 31, 2012 and July 31, 2011, respectively	(95,151)	(94,941)
Accumulated other comprehensive (loss) income	(242)	3,027
Accumulated deficit	(229,847)	(219,992)

Total IDT Corporation stockholders’ equity	68,283	209,095
Noncontrolling interests:
Noncontrolling interests	700	(4,305)
Receivable for issuance of equity	—	(1,000)

Total noncontrolling interests	700	(5,305)

Total equity	68,983	203,790

Total liabilities and equity	$392,859	$568,166

IDT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2012	2011	2012	2011
	(in thousands, except per share data)
Revenues	$365,449	$340,867	$742,226	$650,634
Direct cost of revenues (exclusive of depreciation and amortization)	(306,365)	(282,746)	(625,717)	(535,138)

Gross profit	59,084	58,121	116,509	115,496
Operating expenses:
Selling, general and administrative (i)	51,552	50,339	103,335	99,490
Depreciation and amortization	4,231	5,504	8,673	11,183
Research and development	1,119	277	2,129	1,002
Severance and other charges	—	1,053	—	1,053

Total operating expenses	56,902	57,173	114,137	112,728
Other operating gains (loss), net	1,850	4,869	(9,402)	7,389

Income (loss) from operations	4,032	5,817	(7,030)	10,157
Interest expense, net	(1,350)	(978)	(1,828)	(2,219)
Other (expense) income, net	(429)	(1,108)	(240)	4,914

Income (loss) from continuing operations before income taxes	2,253	3,731	(9,098)	12,852
Benefit from income taxes	676	592	3,939	4,644

Income (loss) from continuing operations	2,929	4,323	(5,159)	17,496
Discontinued operations, net of tax:
(Loss) income from discontinued operations	—	(1,133)	1,015	1,533
Income on sale of discontinued operations	—	—	2,000	—

Total discontinued operations	—	(1,133)	3,015	1,533

Net income (loss)	2,929	3,190	(2,144)	19,029
Net (income) loss attributable to noncontrolling interests	(273)	746	474	555

Net income (loss) attributable to IDT Corporation	$2,656	$3,936	$(1,670)	$19,584

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$2,656	$4,030	$(5,580)	$16,988
(Loss) income from discontinued operations	—	(94)	3,910	2,596

Net income (loss)	$2,656	$3,936	$(1,670)	$19,584

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.13	$0.19	$(0.27)	$0.83
Income from discontinued operations	—	—	0.19	0.12

Net income (loss)	$0.13	$0.19	$(0.08)	$0.95

Weighted-average number of shares used in calculation of basic earnings per share	20,492	20,565	20,429	20,554

Diluted:
Income (loss) from continuing operations	$0.12	$0.18	$(0.27)	$0.76
Income from discontinued operations	—	—	0.19	0.11

Net income (loss)	$0.12	$0.18	$(0.08)	$0.87

Weighted-average number of shares used in calculation of diluted earnings per share	21,811	22,460	20,429	22,419

Dividends declared per common share	$0.13	$0.44	$0.36	$0.44

(i) Stock-based compensation included in selling, general and administrative expenses	$932	$1,332	$1,616	$1,676

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended January 31,
	2012	2011
	(in thousands)
Operating activities
Net (loss) income	$(2,144)	$19,029
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net income from discontinued operations	(3,015)	(1,533)
Depreciation and amortization	8,673	11,183
Severance and other payments	—	(572)
Deferred income taxes	(997)	240
Provision for doubtful accounts receivable	954	1,986
Gain on settlement of auction rate securities arbitration claim	—	(5,379)
Gain on proceeds from insurance	—	(2,637)
Interest in the equity of investments	798	662
Stock-based compensation	1,616	1,676
Change in assets and liabilities:
Trade accounts receivable	(6,818)	(26,549)
Prepaid expenses, other current assets and other assets	5,893	888
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	3,717	21,517
Income taxes payable	(2,160)	(957)
Deferred revenue	25	10,693

Net cash provided by operating activities	6,542	30,247
Investing activities
Capital expenditures	(4,439)	(6,031)
Increase in investments	—	(50)
Proceeds from sale and redemption of investments	3,017	1,646
(Increase) decrease in restricted cash and cash equivalents	(2,594)	4,907
Proceeds from sale of building	—	100
Proceeds from insurance	—	3,524
Proceeds from marketable securities	—	5,731
Purchases of certificates of deposit	—	(5,220)
Proceeds from maturities of certificates of deposit	3,540	1,644

Net cash (used in) provided by investing activities	(476)	6,251
Financing activities
Dividends paid	(8,185)	(9,961)
Cash of subsidiaries deconsolidated as a result of the Genie spin-off	(104,243)	—
Distributions to noncontrolling interests	(650)	(1,100)
Proceeds from sale of stock of subsidiary	133	—
Proceeds from exercise of stock options	—	442
Repayments of capital lease obligations	(1,781)	(2,547)
Repayments of borrowings	(215)	(309)
Repurchases of Class B common stock from employees	(210)	—

Net cash used in financing activities	(115,151)	(13,475)
Discontinued operations
Net cash used in operating activities	(889)	(771)
Net cash used in investing activities	(2,048)	(2,499)
Net cash provided by financing activities	—	10,000

Net cash (used in) provided by discontinued operations	(2,937)	6,730
Effect of exchange rate changes on cash and cash equivalents	(1,887)	550

Net (decrease) increase in cash and cash equivalents	(113,909)	30,303
Cash and cash equivalents (including discontinued operations) at beginning of period	244,301	221,753

Cash and cash equivalents (including discontinued operations) at end of period	130,392	252,056
Less cash and cash equivalents of discontinued operations at end of period	—	(30,670)

Cash and cash equivalents (excluding discontinued operations) at end of period	$130,392	$221,386

Supplemental schedule of non-cash financing activities
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the Genie spin-off	$18,803	$—

Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2012

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the second quarter fiscal 2012 Adjusted EBITDA, Non-GAAP net income and Non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, severance and other charges and other operating loss, and subtract other operating gains. IDT’s measure of Non-GAAP net income starts with net income (loss) in accordance with GAAP and adds depreciation and amortization, severance and other charges, other operating loss, stock-based compensation, and loss from discontinued operations, and subtracts other operating gains and income from discontinued operations. IDT’s measure of Non-GAAP EPS is calculated by dividing Non-GAAP net income by the basic and diluted weighted-average shares. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2012 and fiscal 2011 periods.

Management believes that IDT’s Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance and other charges are also excluded in the calculation of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS. Severance and other charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, severance and other charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (loss), which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS. Although the Company has gains from the termination of agreements, insurance claims and settlements of claims from time-to-time and has a number of matters under litigation, such gains or losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of Non-GAAP net income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Income (loss) from discontinued operations is also excluded from the calculation of Non-GAAP net income and Non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for Non-GAAP net income, net income (loss) and, (c) for Non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2012 (2Q12)
Revenue	$365.4	$357.6	$5.0	$2.9	$-
Direct cost of revenue	306.4	303.6	2.2	0.5	-
Gross profit	59.1	54.0	2.7	2.4	-
Selling, general and administrative	51.6	45.6	1.7	1.0	3.2
Research and development	1.1	-	-	1.1	-
Adjusted EBITDA	6.4	8.4	1.0	0.3	(3.2)
Subtract (Add):
Depreciation and amortization	4.2	3.6	-	0.5	0.1
Other operating gains	(1.9)	(1.8)	-	-	(0.1)
Income (loss) from operations	$4.0	$6.5	$1.0	$(0.3)	$(3.2)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2011 (1Q12)
Revenue	$376.8	$369.1	$5.4	$2.3	$-
Direct cost of revenue	319.4	316.4	2.5	0.5	-
Gross profit	57.4	52.6	2.9	1.9	-
Selling, general and administrative	51.8	44.9	1.7	1.2	3.9
Research and development	1.0	-	-	1.0	-
Adjusted EBITDA	4.6	7.7	1.2	(0.4)	(3.9)
Subtract:
Depreciation and amortization	4.4	3.8	-	0.5	0.1
Other operating loss	11.3	11.3	-	-	-
Income (loss) from operations	$(11.1)	$(7.3)	$1.2	$(0.9)	$(4.0)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2011 (2Q11)
Revenue	$340.9	$331.6	$6.9	$2.3	$-
Direct cost of revenue	282.7	279.3	3.1	0.4	-
Gross profit	58.1	52.3	3.8	1.9	-
Selling, general and administrative	50.3	41.9	1.8	2.5	4.1
Research and development	0.3	-	-	0.3	-
Adjusted EBITDA	7.5	10.4	2.0	(0.8)	(4.1)
Subtract (Add):
Depreciation and amortization	5.5	4.7	-	0.6	0.2
Severance and other charges	1.1	0.9	-	-	0.1
Other operating (gains) loss, net	(4.9)	(4.6)	-	(0.8)	0.5
Income (loss) from operations	$5.8	$9.4	$2.0	$(0.6)	$(4.9)

IDT Corporation Reconciliation of Adjusted EBITDA to (Loss) Income from Operations Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2012
Revenue	$742.2	$726.7	$10.4	$5.2	$-
Direct cost of revenue	625.7	620.0	4.7	1.0	-
Gross profit	116.5	106.6	5.7	4.2	-
Selling, general and administrative	103.3	90.6	3.4	2.2	7.2
Research and development	2.1	-	-	2.1	-
Adjusted EBITDA	11.0	16.1	2.2	(0.1)	(7.2)
Subtract (Add):
Depreciation and amortization	8.7	7.4	-	1.1	0.2
Other operating loss, net	9.4	9.5	-	-	(0.1)
Income (loss) from operations	$(7.0)	$(0.8)	$2.2	$(1.1)	$(7.3)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2011
Revenue	$650.6	$632.0	$14.4	$4.3	$-
Direct cost of revenue	535.1	527.9	6.5	0.7	-
Gross profit	115.5	104.1	7.8	3.6	-
Selling, general and administrative	99.5	83.4	3.8	4.4	7.9
Research and development	1.0	-	-	1.0	-
Adjusted EBITDA	15.0	20.7	4.1	(1.9)	(7.9)
Subtract (Add):
Depreciation and amortization	11.2	9.5	-	1.3	0.3
Severance and other charges	1.1	0.9	-	-	0.1
Other operating (gains) loss, net	(7.4)	(4.6)	-	(3.3)	0.5
Income (loss) from operations	$10.2	$14.9	$4.0	$0.1	$(8.9)

IDT Corporation Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings Per Share to Non-GAAP EPS Figures may not foot due to rounding to millions.

in millions, except per share data	2Q12	1Q12	2Q11	Six Months Ended January 31, 2012	Six Months Ended January 31, 2011

Net income (loss)	$2.9	$(5.1)	$3.1	$(2.1)	$19.0
Adjustments (add) subtract:
Stock-based compensation	(0.9)	(0.7)	(1.3)	(1.6)	(1.7)
Depreciation and amortization	(4.2)	(4.4)	(5.5)	(8.7)	(11.2)
Severance and other charges	-	-	(1.1)	-	(1.1)
Other operating gains (loss)	1.9	(11.3)	4.9	(9.4)	7.4
Income (loss) from discontinued operations	-	3.0	(1.1)	3.0	1.5
Total adjustments	(3.3)	(13.4)	(4.2)	(16.6)	(5.0)
Non-GAAP net income	$6.2	$8.3	$7.3	$14.5	$24.0

Earnings per share:
Basic	$0.13	$(0.21)	$0.19	$(0.08)	$0.95
Total adjustments	0.17	0.62	0.17	0.79	0.22
Non-GAAP EPS - basic	$0.30	$0.41	$0.36	$0.71	$1.17

Weighted-average number of shares used in calculation of basic earnings per share	20.5	20.4	20.6	20.4	20.6

Diluted	$0.12	$(0.21)*	$0.18	$(0.08)*	$0.87
Total adjustments	0.17	0.58	0.15	0.74	0.20
Non-GAAP EPS - diluted	$0.29	$0.37	$0.33	$0.66	$1.07

Weighted-average number of shares used in calculation of diluted earnings per share	21.8	22.3	22.5	22.0	22.4

* For 1Q12 and the six months ended January 31, 2012, the diluted earnings per share equals basic earnings per share because IDT had a loss from continuing operations and the effect of the dilutive securities would have been anti-dilutive.